SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 2, 2007
DENDREON CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-30681 (Commission File Number)	22-3203193 (I.R.S. Employer Identification Number)
3005 First Avenue
Seattle, Washington
98121
(Address of principal executive offices) (zip code)
(206) 256-4545
(Registrant’s telephone number, including area code)
None
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
On July 2, 2007, Dendreon’s Board of Directors received a letter dated June 28, 2007 from counsel for Harriet Goldstein IRA, a Dendreon stockholder claiming damage to the Company from alleged wrongful disclosure and insider trading and demanding that the Board investigate and take legal action against certain Dendreon officers and directors. The wrongful disclosure allegations stem from Dendreon’s disclosures surrounding correspondence with the FDA during the first half of 2007 pertaining to the Company’s Biologics License Application filed with the FDA for Provenge. This potential claim is not against the Company. The Company’s Board of Directors will be evaluating a response to the letter.
On July 9, 2007, Dendreon Corporation (the “Company”) received a letter from the New York Regional Office of the Securities and Exchange Commission (the “SEC”) dated July 3, 2007, notifying the Company of an informal inquiry related to the Company’s clinical trials for Provenge®, the Company’s Biologics License Application for Provenge filed with the U.S. Food and Drug Administration (“FDA”), and the FDA’s review of Provenge and related correspondence to and from the Company, from January 1, 2007 through the present. The SEC’s letter notes that the request should not be construed as any indication by the SEC or its staff that a violation of the federal securities laws has occurred nor should it be considered a reflection upon any person, entity or security.
The Company intends to cooperate fully with the SEC staff and respond to the staff’s request for information. The Company does not intend to comment on any aspect of the inquiry or possible outcomes until the inquiry is completed.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DENDREON CORPORATION
By:	/s/ Richard F. Hamm, Jr.
Richard F. Hamm, Jr.
Sr. Vice President, Corporate Development, General Counsel and Secretary

Date: July 10, 2007